                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               SENDX MEDICAL, INC.

          (Duly adopted in accordance with Sections 242 and 245 of the
                        Delaware General Corporation Law)

     It is hereby certified that:

     1. The present name of the corporation (hereinafter called the "Corporation") is SenDx Medical, Inc., which is the name under which the Corporation was originally incorporated; the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 1996.

     2. The Certificate of Incorporation of the Corporation, as amended and restated herein, at the effective time of filing of this Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, shall read in full as follows:

               "AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               SENDX MEDICAL, INC.

                                ARTICLE I:  NAME

     The name of the Corporation is SenDx Medical, Inc.

                    ARTICLE II:  REGISTERED OFFICE AND AGENT

     The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the Corporation's registered agent at that address is The Corporation Trust Company.

                             ARTICLE III:  PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

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                         ARTICLE IV:  AUTHORIZED SHARES

     4.1 This Corporation is authorized to issue two classes of shares, designated respectively "Common Stock" and "Preferred Stock." The Corporation is authorized to issue 50,000,000 shares of Common Stock and 26,490,253 shares of Preferred Stock.

     4.2 The Preferred Stock may be issued from time to time in any number of series. The Board shall fix the designation and number of shares of each such series. The Board may determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any such wholly unissued series of the Preferred Stock. The Board of Directors (within the limits and restrictions of any resolution adopted by it, originally fixing the number of shares of any series) may increase or decrease the number of shares of any such series after the issuance of shares of that series, but not below the number of then outstanding shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had before the adoption of the resolution originally fixing the number of shares of such series.

     4.3  PREFERRED STOCK.

          4.3.1 DESIGNATION. This initial five Series of Preferred Stock shall be designated "Series A Preferred Stock," "Series A-2 Preferred Stock," "Series B Preferred Stock," "Series C Preferred Stock" and "Series D Preferred Stock."

     4.4 NUMBER. The number of authorized shares constituting the Series A Preferred Stock shall be 5,000,000 shares, the number of authorized shares constituting the Series A-2 Preferred Stock shall be 1,500,000 shares, the number of authorized shares constituting the Series B Preferred Stock shall be 1,500,000 shares, the number of authorized shares constituting the Series C Preferred Stock shall be 10,000,000 shares and the number of authorized shares constituting the Series D Preferred Stock shall be 3,809,524 shares.

     4.5  DIVIDENDS.

          4.5.1 SERIES A, SERIES A-2, SERIES B AND SERIES C PREFERRED STOCK. The holders of shares of the Series A, Series A-2, Series B and Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor and as and when declared by the Board of Directors of the Corporation in its sole discretion, noncumulative dividends at a rate per share equal to the aggregate dividend paid on the number of shares of Common Stock then issuable upon conversion of such Share of Preferred Stock. Such dividends shall be payable to the holders of record as they appear on the stock books of the Corporation on such record dates, not more than 50 days nor less than 10 days preceding the payment date(s), as shall be fixed by the Board of Directors of the Corporation in its sole discretion.

     Unless full dividends on the Series A, Series A-2, Series B and Series C Preferred Stock have been paid, no other dividends or other distributions with respect to Common Stock or shares ranking on liquidation junior to the respective Series of Preferred Stock, may be paid.

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          4.5.2     SERIES D PREFERRED STOCK.  In the event that any dividends or other distributions are declared or paid on the Common Stock, the holders of shares of the Series D Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, noncumulative dividends or other distributions at the rate per share equal to that declared or paid on the number of shares of Common Stock issuable upon conversion of the shares of Series D Preferred Stock. In the event that any dividends or other distributions are declared or paid on any Preferred Stock, the holders of shares of the Series D Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, noncumulative dividends at the rate per share equal to that declared or paid on such other shares of Preferred Stock, based upon the number of shares of Common Stock issuable upon conversion of such other shares of Preferred Stock and the shares of Series D Preferred Stock. In the event such other shares of Preferred Stock are not convertible into Common Stock, the holders of shares of the Series D Preferred Stock shall be entitled to receive, out of the assets of the Corporation legally available therefor, noncumulative dividends at the rate per share equal to that paid on such other Preferred Stock, based upon the relative liquidation preferences of such other shares of Preferred Stock and the shares of Series D Preferred Stock.


     4.6  LIQUIDATION PREFERENCE.

          4.6.1 SERIES D PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any series of Preferred Stock which may from time to time come into existence, the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock, Series A-2 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and holders of Common Stock by reason of their ownership thereof, an amount per share equal to $2.625 for each outstanding share of Series D Preferred Stock (the "Series D Original Issue Price" for the Series D Preferred Stock), plus an amount equal to declared but unpaid dividends or other distributions on such shares or which have been declared or which should have been declared or paid pursuant to Section 4.5.2 above or 4.7.4.4(d)(iv) below (the "Series D Liquidation Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the Series D Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock with each such holder to receive an amount equal to the aggregate assets and funds to be distributed multiplied by a fraction, the numerator of which is the aggregate Series D Liquidation Preference of all the shares of Series D Preferred Stock held by such holder and the denominator of which is the aggregate Series D Liquidation Preference of all of the shares of Series D Preferred Stock then outstanding.

               4.6.1.1 MERGERS, CONSOLIDATIONS, ETC. The transactions referenced in 4.10 below shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4.6.1 but shall instead be governed by the provisions set forth in 4.10.

               4.6.1.2 DISTRIBUTIONS TO JUNIOR SHARES. Sections 502 and 503 of the

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Corporations Code do not apply to the Corporation's purchase of shares of Common
Stock (which are specifically approved by the Corporation's Board of Directors) from an employee, officer, director or consultant of the Corporation upon termination of their employment or services pursuant to a right of purchase granted to the Corporation under a contract for the services of the employee or consultant.

          4.6.2 SERIES A, SERIES A-2 AND SERIES B PREFERRED STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series A, Series A-2 and Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus, an amount equal to $1.00 per share plus any declared but unpaid dividends before any payment shall be made or any assets distributed to the holders of shares of Common Stock or shares ranking on liquidation junior to the Series A, Series A-2 and Series B Preferred Stock.

     If, upon any liquidation, dissolution, or winding up of the Corporation, the amounts payable to the holders of the Series A, Series A-2 and Series B Preferred Stock are not paid in full, then the entire remaining assets of the Corporation shall be distributed ratably among the holders of the Series A, Series A-2 and Series B Preferred Stock.

          4.6.3 SERIES C PREFERRED STOCK. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of the liquidation preferences of the Series A, Series A-2 and Series B Preferred Stock, the holders of Series C Preferred Stock shall be entitled to receive, out of the assets of the Corporation, whether such assets are capital or surplus, an amount equal to $1.00 per share plus any declared but unpaid dividends before any payment shall be made or any assets distributed to the holders of shares of Common Stock or shares ranking on liquidation junior to the Series C Preferred Stock.

     If, upon any liquidation, dissolution, or winding up of the Corporation, after payment of the liquidation preferences of the Series A, Series A-2 and Series B Preferred Stock, the amounts payable to the holders of the Series C Preferred Stock are not paid in full, then the entire remaining assets of the Corporation shall be distributed ratably among the holders of the Series C Preferred Stock.

          4.6.4 ASSETS REMAINING FOLLOWING PAYMENT OF LIQUIDATION PREFERENCES. In the event that, upon any liquidation, dissolution or winding up of the Corporation, the liquidation preferences of the Series D Preferred Stock and the Series A, Series A-2, Series B and Series C Preferred Stock, together with the liquidation preferences of any Series of Preferred Stock subsequently designated by the Board of Directors, are paid in full, the entire remaining assets of this Corporation shall be distributed ratably among the holders of the Common Stock.

     4.7  CONVERSION RIGHTS.

          4.7.1 RIGHT TO CONVERT. Shares of Series A, Series A-2, Series B, Series C and Series D Preferred Stock shall be convertible into Common Stock at any time at the option of the holders thereof. The number of shares of Common Stock issuable with respect to any share of Series A, Series A-2, Series B and Series C Preferred Stock upon conversion shall be determined by dividing $1.00 by the conversion price for each Series of Preferred Stock in effect at the date of conversion (the "Series A Conversion Price," the "Series A-2 Conversion Price," the "Series

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B Conversion Price" and the "Series C Conversion Price," respectively) and the number of shares of Common Stock issuable with respect to any share of Series D Preferred Stock upon conversion shall be determined by dividing $2.625 by the conversion price in effect at the date of conversion (the "Series D Conversion Price") (the Series A Conversion Price, the Series A-2 Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price shall sometimes be collectively referred to as the "Conversion Prices"). The Series A Conversion Price, Series A-2 Conversion Price, Series B Conversion Price and Series C Conversion Price shall initially be $3.00, and the Series D Conversion Price shall initially be $7.875. The Conversion Prices shall be subject to adjustment from time to time as provided in Section 4.7.4 below. In effecting the conversion, accrued unpaid dividends on the Series A, Series A-2, Series B, Series C and Series D Preferred Stock, if any, shall be disregarded but remain payable to the holders of the respective Series of Preferred Stock so converted. The Corporation shall reserve and keep reserved out of its authorized but unissued shares of Common Stock sufficient shares to effect the conversion of all shares of Series A, Series A-2, Series B, Series C and Series D Preferred Stock outstanding from time to time.

          4.7.2     AUTOMATIC CONVERSION.

               4.7.2.1 SERIES A, SERIES A-2, SERIES B AND SERIES C PREFERRED STOCK. Upon the closing of a sale of Common Stock by the Corporation in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor to such forms) under the Securities Act of 1933, as amended, which results in either aggregate cash proceeds (before payment of underwriter commissions and expenses) in excess of $20,000,000 or the sale of a number of shares of Common Stock equal to twenty percent (20%) of the then-outstanding capital stock of the Corporation, each share of Series A, Series A-2, Series B and Series C Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the respective Conversion Price for such Series of Preferred Stock then in effect. On and after such conversion date, all designated but unissued shares of Series A, Series A-2, Series B and Series C Preferred Stock shall be cancelled and no longer authorized, and notwithstanding that any certificates for shares of the Series A, Series A-2, Series B and Series C Preferred Stock shall not have been surrendered for conversion, the shares of Series A, Series A-2, Series B, and Series C Preferred Stock evidenced thereby shall be deemed to be cancelled and no longer outstanding or authorized, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, and (ii) with respect to any dividends or other distributions declared but unpaid, or which should have been declared or paid pursuant to Section 4.5 above or Section 4.7.4.4(d)(ii) below, on the respective Series of Preferred Stock prior to such conversion date.

               4.7.2.2 SERIES D PREFERRED STOCK. Upon (A) the closing of a sale of Common Stock by the Corporation in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor to such forms) under the Securities Act of 1933, as amended, which results in aggregate gross proceeds to the Corporation in excess of $18,000,000 (a "Qualified Public Offering"), or (B) upon the written approval of the respective holders of at least 90% of the Series D Preferred Stock then outstanding, each share of Series D Preferred Stock then outstanding shall automatically be converted into shares of Common Stock at the Conversion Price for Series D Preferred Stock then in effect. On and after such conversion date, all designated but unissued shares of Series D Preferred Stock shall be cancelled and no longer

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authorized, and notwithstanding that any certificates for shares of the
Series D Preferred Stock shall not have been surrendered for conversion, the shares of Series D Preferred Stock evidenced thereby shall be deemed to be cancelled and no longer outstanding or authorized, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder (i) to receive the shares of Common Stock to which such holder shall be entitled upon conversion thereof, and (ii) with respect to any dividends or other distributions declared but unpaid, or which should have been declared or paid pursuant to Section 4.5 above or Section 4.7.4.4(d)(ii) below, on the Series D Preferred Stock prior to such conversion date.

          4.7.3 MECHANICS OF CONVERSION. In order to convert shares of Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock into shares of Common Stock, the holder thereof shall deliver the share certificate or certificates for such shares to the Corporation's transfer agent if it has one, or otherwise to the Corporation at its principal executive office, accompanied by a written request to convert, specifying the number of shares to be converted. The endorsement of the share certificate and the request to convert shall be in form reasonably satisfactory to the transfer agent or to the Corporation, as the case may be. Upon the date of such delivery, the conversion is deemed to have occurred and the person entitled to receive share certificates for Common Stock shall be regarded for all corporate purposes from and after such date as the holder of the number of shares of Common Stock to which such holder is entitled upon the conversion. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A, Series A-2, Series B, Series C or Series D Preferred Stock shall not be deemed to have converted such shares until immediately prior to the closing of such sale of securities. If the conversion is in connection with the written approval of the respective holders of at least 90% of the Series A, Series A-2, Series B, Series C or Series D Preferred Stock, as set forth in subsection 4.7.2(B) above, such conversion shall be deemed to have been made on the effective date of such conversion as set forth in such written approval.

          4.7.4 CONVERSION PRICE ADJUSTMENTS. The Series A Conversion Price, Series A-2 Conversion Price, Series B Conversion Price, Series C Conversion Price and the Series D Conversion Price shall be subject to adjustment from time to time as follows:

               4.7.4.1 SPECIAL DEFINITIONS. For purposes of this subsection 4.7.4, the following definitions shall apply:

                    (a) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as hereinafter defined).

                    (b) "ORIGINAL ISSUE DATE" shall mean, with respect to each of the Series A, Series A-2, Series B, Series C, or Series D Preferred Stock, the date on which the first share of such series was first issued.

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                    (c)  "CONVERTIBLE SECURITIES" shall mean any evidences of
indebtedness, shares or other securities convertible into or exchangeable for Common Stock, other than Options.

                    (d) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to subsection 4.7.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, OTHER THAN shares of Common Stock issued (or, pursuant to subsection 4.7.4.3 below, deemed to be issued) or issuable:

                         (i)       upon conversion of shares of the Series A,
Series A-2, Series B, Series C or Series D Preferred Stock, including without limitation conversion of shares of Series A, Series A-2, Series B, Series C or Series D Preferred Stock issued upon exercise of warrants therefor pursuant to the terms of any stock purchase agreement or warrants or Convertible Securities in effect on the date hereof;

                         (ii)      to officers, directors, employees and
consultants of the Corporation which have been approved by the Board of Directors, provided however, that the number of shares of Common Stock issued or issuable under option to officers, directors, employees and consultants shall not at any time exceed 16% of the outstanding Common Stock, on a fully diluted basis after giving effect to all shares of Common Stock issuable on exercise of Options and conversion of Convertible Securities (and including in such 16%, shares previously issued to employees, consultants, vendors or directors, pursuant to any equity participation plan for such persons);

                         (iii)     pursuant to the issuance or exercise of any
Options to purchase shares of Common or Preferred Stock of the Company, provided however, that, with respect to adjustments to the Conversion Price for the Series D Preferred Stock, such Options must have been (i) issued prior to the Original Issue Date (or issued in exchange for Options issued prior to the Original Issue Date) but not to exceed 3,465,882 shares of Common Stock, 300,000 shares of Series A Preferred Stock, and 275,248 shares of Series C Preferred Stock, as adjusted for stock splits, stock dividends and combinations after the date hereof, or (ii) the issuance of such Options must have been approved in writing by the holders of a majority of the Series D Preferred Stock; or

                         (iv) pursuant to any event for which adjustment has
already been made pursuant to this subsection 4.7.4.

               4.7.4.2 NO ADJUSTMENT OF CONVERSION PRICES. No adjustment in the Conversion Prices shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the respective Conversion Price in effect immediately prior to such issue.

               4.7.4.3 DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. Except as provided in subsection 4.7.4.1(d), above, in the event the Corporation at any time or from time to time after the Original Issue Date for the Series A, Series A-2, Series B, Series C or Series D Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such

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Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                    (a) no further adjustment in the Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                    (b) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the initial issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                    (c) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Prices computed upon the initial issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                         (i)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any, and

                         (ii) in the case of Options for Convertible Securities,
only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

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                    (d)  no readjustment pursuant to clause 4.7.4.4 below shall have the effect of increasing the Conversion Prices to an amount which exceeds the lower of (i) the respective Conversion Price on the original adjustment date, or (ii) the respective Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

               4.7.4.4 ADJUSTMENT OF CONVERSION PRICES UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON AND OTHER EVENTS.

                    (a) ADJUSTMENT OF CONVERSION PRICE FOR SERIES A PREFERRED STOCK. If, after the Original Issue Date of the Series A Preferred Stock (the "Series A Issue Date"), the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 4.7.4.3) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to the issuance or deemed issuance of such Common Stock, then the Series A Conversion Price in effect immediately prior to each such issuance or deemed issuance shall forthwith be adjusted to a price equal to a quotient obtained by dividing (a) an amount equal to the sum of (i) the total number of shares of Common Stock outstanding (including the shares of Common Stock deemed to have been issued) immediately prior to such issuance or deemed issuance multiplied by the conversion price in effect immediately prior to such issuance or deemed issuance plus, plus (ii) the consideration received by the Corporation upon such issuance or deemed issuance, by (b) the total number of shares of Common Stock outstanding then including the shares of Common Stock deemed to have been issued) immediately after the issuance or deemed issuance of such Common Stock.

                         (i)  DETERMINATION OF CONSIDERATION.  For purposes of
this subsection 4.7.4.4(a), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                              (A)  In the case of the issuance or deemed
issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deduction for any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance or deemed issuance and sale thereof.

                              (B)  In the case of the issuance or deemed
issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors of the Corporation.

                              (C)  In the case of the issuance of options or
rights to subscribe for Common Stock (but not including any issuance of options, warrants or rights under Section 4.7.4.1(d)(i) and 4.7.4.1(d)(ii) or the issuance of any securities by their terms convertible into or exchangeable for Common Stock:

                                   (1)  The aggregate number of shares of Common
Stock initially deliverable upon exercise of such options or rights shall be deemed to have been issued at the times such options or rights were granted or issued, as the case may be,

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and for a consideration equal to the consideration, if any (determined in the same manner provided in Sections 4.7.4.4(a)(i)(1) and 4.7.4.4(a)(i)(2) above with respect to cash consideration and consideration other than cash) received by the Corporation upon the grant or issuance of such options or rights plus the minimum purchase price provided in such options or rights or shares of Common Stock covered thereby;

                                   (2)  The aggregate number of shares of Common
Stock initially deliverable upon conversion of or in exchange for any such convertible or exchangeable securities shall be deemed to have been issued at the times such securities were issued and for a consideration equal to the consideration received by the Corporation by any such securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange thereof (the consideration in each case to be determined in the same manner as provided in Sections 4.7.4.4(a)(i)(1) and 4.7.4.4(a)(i)(2) above); and

                                   (3)  On the expiration of such options or
rights or the termination of such right to convert or exchange, the conversion price shall forthwith be readjusted to such conversion price as would have obtained had the adjustment made upon the issuance of such options, rights or securities been made on the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options or rights or upon the conversion or exchange of such securities.

                    (b) ADJUSTMENT OF CONVERSION PRICES FOR SERIES A-2, SERIES B AND SERIES C PREFERRED STOCK. If, after the Original Issue Date of the Series A-2, Series B or Series C Preferred Stock, the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 4.7.4.3) without consideration or for a consideration per share less than the Conversion Price in effect for such Series immediately prior to the issuance or deemed issuance of such Common Stock, then the respective Conversion Price in effect for each such Series (but not for the Series A or Series D Preferred Stock) immediately prior to each such issuance or deemed issuance shall forthwith be adjusted to such lesser price.

                    (c) ADJUSTMENT OF CONVERSION PRICE FOR SERIES D PREFERRED STOCK. If, after the Original Issue Date of the Series D Preferred Stock, the Corporation shall issue any Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection
4.7.4.3 but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to subsections 4.7.4.4(d)(i) and 4.7.4.4(d)(ii) without consideration or for a consideration per share less than the Conversion Price applicable on and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-tenth cent) determined by dividing (X) the aggregate consideration received or to be received by the Corporation for the total number of Additional Shares of Common Stock so issued (or deemed issued) by (Y) the total number of such Additional Shares of Common Stock. In the event the Corporation has not requested to redeem all of the Series D Preferred Stock pursuant to subsection 4.9.2.1, or in the event the Corporation did make such request, but failed to redeem shares of Series D Preferred Stock delivered for redemption, then the Conversion Price shall be reduced, commencing one month following the second anniversary of the Original Issue Date (as defined in this Section 4.7.4), and on the same day of each month thereafter, by an amount equal to one-twelfth (1/12) of the difference between the Conversion Price and $3.00, so that after twelve (12) months of such adjustment, the Conversion Price shall be $3.00. In the event that the Conversion Price is, during such period, adjusted pursuant to another subsection of this subsection 4.7.4 such monthly adjustments to the Conversion Price shall be appropriately adjusted so that any remaining monthly adjustments are equal and result in the Conversion Price at the end of the twelve (12) month period being equal to $3.00. Notwithstanding the foregoing, at any time that a majority of the authorized number of directors have been elected by the Series D Preferred Stock holders pursuant to Section
4.8.4.1 hereto, such monthly Conversion Price adjustments shall be suspended (however, any adjustments made prior to such time shall remain effective). The foregoing $3.00 target Conversion Price shall be adjusted as set forth in subsections 4.7.4.4(d)(i), 4.7.4.4(d)(ii), 4.7.4.4(d)(iii), and 4.7.4.4(d)(iv).

                         (i)  DETERMINATION OF CONSIDERATION.  For purposes of
this subsection 4.7.4.4(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                              (A)  CASH AND PROPERTY.  Such consideration shall:

                                   (1)  insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Corporation;

                                   (2)  Such consideration insofar as it
consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in accordance with
Section 4.7.4.4(c)(i)(A)(4) below; and

                                   (3)  In the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, as determined in Section 4.7.4.4(c)(i)(A)(4) below.

                                   (4)  The determination set forth in Sections
4.7.4.4(c)(i)(A)(2) and 4.7.4.4(c)(i)(A)(3) above shall be determined in good faith as promptly as reasonably practicable by the mutual agreement of the Board of Directors and a representative designated by the holders of a majority of the outstanding Series D Preferred Stock (the "Series D Representative"). If such parties are unable to reach agreement within 20 days after the need for such determination arises, the Board of Directors shall appoint a nationally recognized investment banking firm acceptable to the Series D Representative (the "Appointed Firm") to make such determination. The parties shall use their best efforts to cause the Appointed Firm to resolve all disagreements as soon as practicable, but in any event within 45 days after the submission of the disputes to such Appointed Firm. The resolution of such disagreements and the determinations by the Appointed Firm shall be final and binding on the Corporation and the holders of Series D Preferred Stock. The Appointed Firm will determine the allocation of its fees and expenses in connection with its determinations based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Board of Directors claims that the fair value is $1,000 less than the amount claimed by the Series D Representative, and if the Appointed Firm ultimately resolves the dispute by awarding the holders of the Series D Preferred

Stock $300 of the $1,000 contested, then the fees and expenses of the Appointed Firm will be allocate 70% (ie: 700/1,000) to the holders of the Series D Preferred Stock and 30% (ie: 300/100) to the Corporation.

                              (B)  OPTIONS AND CONVERTIBLE SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 4.7.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

                                   (1)  the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                   (2)  the maximum number of shares of Common
Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (d) ADJUSTMENT OF CONVERSION PRICES. In addition to the adjustment of the Series A Conversion Price as provided in Section 4.7.4.4(a) above, the adjustment of the respective Conversion Prices of the Series A-2, Series B and/or Series C Preferred Stock as provided in Section 4.7.4.4(b) above and the adjustment of the Series D Conversion Price as provided in Section 4.7.4.4(c) above, each of the Conversion Prices shall be subject to adjustment from time to time as follows:

                         (i)  ADJUSTMENTS FOR STOCK DIVIDENDS, SUBDIVISIONS, OR
SPLIT-UPS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, immediately effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A, Series A-2, Series B, Series C and Series D Preferred Stock shall be increased in proportion to such increase of outstanding shares of Common Stock.

                         (ii) ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK.  If
the number of shares of Common Stock outstanding at any time after the effectiveness of these resolutions is decreased by a combination of the outstanding shares of Common Stock, then, immediately effective at the opening of business upon the record date of such combination, the Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such Series A, Series A-2, Series B, Series C and Series D Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                         (iii)     ADJUSTMENTS FOR OTHER DISTRIBUTIONS.  In the
event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A, Series A-2, Series B, Series C and Series D Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A, Series A-2, Series B, Series C, or Series D Preferred Stock, respectively, been converted into Common Stock on the date of such event to and including the date of conversion, and retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under these resolutions with respect to the rights of the holders of the respective Series of Preferred Stock.

                         (iv) ADJUSTMENTS FOR REORGANIZATIONS,
RECLASSIFICATIONS, ETC. Subject to Section 4.10 below, if the Common Stock issuable upon conversion of the Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other corporation or corporations in which the holders of the capital stock of this Corporation then hold 50% or more of the voting securities of the surviving corporation (other than pursuant to a subdivision or combination of shares provided for above), the respective Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the respective Series of Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (pursuant to the procedures set forth in Section 4.7.4.4(c)(i)(A)(4) above) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the holders of the respective Series of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the respective Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A, Series A-2, Series B, Series C and/or Series D Preferred
Stock, provided that no such change or adjustment shall adversely affect the rights, preference and privileges of the Series A, Series A-2, Series B, Series C or Series D Preferred Stock, respectively, hereunder.

                    (e) SPECIAL ADJUSTMENT TO SERIES D CONVERSION PRICE ON INITIAL PUBLIC OFFERING OR SALE OF MAJORITY INTEREST. In the event this Corporation shall issue Additional Shares of Common Stock in its initial public offering (which may include a Qualified Public Offering) or in the event of a private sale, in a transaction or series of related transactions, of more than 50% of its voting stock (determined after the consummation thereof), to a single person or group of persons acting together (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), for a consideration per share of Common Stock less than 150% of the Series D Conversion Price applicable on and immediately prior to such issue, then immediately prior to the closing of such sale of securities the Series D Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-tenth cent) equal to 33.3%
of such consideration per share, but in no event less than $3.00. The foregoing $3.00 minimum Series D Conversion Price shall be adjusted as set forth in subsections 4.7.4.4(d)(i), 4.7.4.4(d)(ii), 4.7.4.4(d)(iii), and 4.7.4.4(d)(iv).

          4.7.5 COMPUTATIONS. The Corporation may retain a firm of independent public accountants (recognized as one of the "Big Six"), which may be a firm regularly employed by the Corporation, to make any computation required under this subsection 4.7.4, and a certificate signed by such firm shall be conclusive evidence of the correctness of any computation made under this subsection 4.7.4, provided that the holders of Series A, Series A-2, Series B, Series C and Series D Preferred Stock have the opportunity to review such computation prior to the issuance of a certificate by such accounting firm.

          4.7.6 OFFICER'S CERTIFICATES. Whenever the number of Common Shares into which the Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock is convertible or the respective Conversion Price shall be adjusted as required by the provisions of this subsection 4.7.4, the Corporation forthwith shall file in the custody of its secretary or an assistant secretary, at its principal office, an officer's certificate showing the adjusted number of Common Shares into which the Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock is convertible and the respective Conversion Price and setting forth in reasonable detail the circumstances requiring the adjustment. Each such officer's certificate shall be made available at all reasonable times during reasonable hours for inspection by any holder of Series A, Series A-2, Series B, Series C or Series D Preferred Stock. The Corporation shall also cause a notice setting forth any such adjustment to be sent by mail, first-class, postage prepaid, to each registered holder of shares of Series A, Series A-2, Series B, Series C and Series D Preferred Stock at such holder's address appearing on the stock register.

          4.7.7 NOTICES TO HOLDERS OF PREFERRED STOCK. So long as any Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock shall be outstanding (a) if the Corporation shall pay any dividends or make any distribution upon the Common Stock or any class or series of Preferred Stock otherwise than in cash or (b) if the Corporation shall offer generally to the holders of Common Stock or any class or series of Preferred Stock the right to subscribe to or purchase any shares of any class of Common Stock, Options, Convertible Securities, or any other securities of the Corporation, or any similar rights or (c) if there shall be any capital reorganization of the Corporation in which the Corporation is not the surviving entity, recapitalization of the capital stock of the Corporation, consolidation or merger of the Corporation with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then in such event, the Corporation shall cause to be mailed to any holder of Series A, Series A-2, Series B, Series C and Series D Preferred Stock and the holders of any options, warrants or convertible securities exercisable, exchangeable or convertible into or for such Series of Preferred Stock, at least twenty days prior to the relevant date described below (or such shorter period as is reasonably possible if twenty days is not reasonably possible), a notice containing a description of the proposed action and stating the date or expected date on which a record of the Corporation's shareholders is to be taken for the purpose of any such dividend, distribution of rights, or such reclassification, reorganization, consolidation, merger, conveyance, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the record holders of capital stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event. All notices required to be given or given under the terms of these resolutions shall be treated as properly given to each holder of Series A, Series A-2, Series B, Series C and Series D Preferred Stock if mailed first class mail, postage prepaid, to the record holders of such Series of Preferred Stock on the Corporation's records.

          4.7.8 FRACTIONAL SHARES. The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock, so long as the value of a share of Common Stock is less than $100 per share. As to any final fraction of a share of Common Stock which a holder of one or more shares of Series A, Series A-2, Series B, Series C or Series D Preferred Stock would otherwise be entitled to receive upon conversion of shares of respective
Series of Preferred Stock, in the same transaction the Corporation shall pay a cash adjustment in respect of such final fraction in an amount equal to the same fraction of the last sale price (or bid price if there was no sale) per share on the national stock exchange which shall then constitute the principal market for the Common Stock on the business day which next precedes the date of conversion or, if such Common Stock is not then listed on any national stock exchange, of the market price per share (as determined in a reasonable manner prescribed in good faith by the Board of Directors of the Corporation) at the close of business on the business day which next precedes the date of conversion.

          4.7.9 ISSUANCE TAXES. The Corporation shall pay all documentary stamp or other issuance taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series D Preferred Stock.

          4.7.10 RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of shares of Series A, Series A-2, Series B, Series C and Series D Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all shares of the respective Series of Preferred Stock from time to time outstanding and issuable upon the exercise of warrants to purchase Series A, Series A-2, Series B, Series C and/or Series D Preferred Stock then outstanding.

          4.7.11 CONVERTED SHARES. All certificates evidencing shares of Series A, Series A-2, Series B, Series C and Series D Preferred Stock surrendered for conversion shall be appropriately cancelled on the books of the Corporation, and the shares so converted represented by such certificates shall not be restored to the status of authorized but unissued shares of Preferred Stock,but instead shall no longer constitute authorized shares of the Corporation

     4.8  VOTING RIGHTS.

          4.8.1 SERIES A AND SERIES A-2 PREFERRED STOCK. The holder of a share of Series A or Series A-2 Preferred Stock issued and outstanding shall have voting rights equal to the voting rights of that number of shares of Common Stock issuable upon conversion of the share of Series A or Series A-2 Preferred Stock. The holders of the Series A and Series A-2 Preferred Stock shall vote as one class with the holders of Common Stock and the holders of Series C and Series D Preferred Stock; provided however,

               4.8.1.1 that consent of the holders of a majority of the Series A and Series A-2 Preferred Stock, voting together as a class, will be required for any action which (i) alters or changes the rights, preferences or privileges of the Series A and Series A-2 Preferred Stock in a materially adverse way, or (ii) causes repurchases of the Corporation's stock, except for repurchases from employees, officers or directors of the Corporation or repurchases pursuant to any stock option plan or other benefit plan for employees, officers, directors, consultants and other persons rendering services to the Corporation or its subsidiaries; and

               4.8.1.2 for purposes of any vote of holders of shares of Series A and Series A-2 Preferred Stock at any meeting of shareholders of the Corporation, the holders of a majority of such shares then outstanding, present in person or by proxy, shall constitute a quorum.

          4.8.2 SERIES B PREFERRED STOCK. The holder of a share of Series B Preferred Stock issued and outstanding shall not have voting rights.

          4.8.3 SERIES C PREFERRED STOCK. The holder of a share of Series C Preferred Stock issued and outstanding shall have voting rights equal to the voting rights of that number of shares of Common Stock issuable upon conversion of the share of Series C Preferred Stock. The holders of Series C Preferred Stock shall vote as one class with the holders of Common Stock and the holders of Series A, Series A-2 and Series D Preferred Stock; provided, however,

               4.8.3.1 that consent of the holders of a majority of the Series C Preferred Stock will be required for any action which (i) alters or changes the rights, preferences or privileges of the Series C Preferred Stock in a materially adverse way, or (ii) causes repurchases of the Corporation's stock, except for repurchases from employees, officers or directors of the Corporation or repurchases pursuant to any stock option plan or other benefit plan for employees, officers, directors, consultants and other persons rendering services to the Corporation or its subsidiaries; and

               4.8.3.2 for purposes of any vote of holders of shares of Series C Preferred Stock at any meeting of shareholders of the Corporation, the holders of a majority of such shares then outstanding, present in person or by proxy, shall constitute a quorum.

          4.8.4 SERIES D PREFERRED STOCK. The holder of a share of Series D Preferred Stock issued and outstanding shall have voting rights equal to that number of shares of Common Stock issuable upon conversion of the share of Series D Preferred Stock. The holders of the Series D Preferred Stock shall vote as one class with the holders of Common Stock and holders of Series A, Series A-2 and Series C Preferred Stock; provided, however,

               4.8.4.1 so long as at least 100,000 shares of Series D Preferred Stock are outstanding, the holders of the Series D Preferred Stock shall be entitled, voting as a separate class, to elect one (1) director of the Corporation at each annual election of directors. Any remaining directors shall be elected by the holders of Common Stock and Preferred Stock (other than the Series D Preferred Stock) voting together as a class, subject to any voting agreements among the shareholders of the Corporation. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a series or class of stock pursuant hereto, the remaining directors so elected by that series or class may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no directors remaining, by the affirmative vote of the holders of a majority of the shares of that series or class), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a series or class of stock or by any directors so elected as provided in the next preceding sentence hereof may be removed during the aforesaid term of office either with or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of the series or class of stock who elected such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by the holders of that series or class of stock represented at such meeting or pursuant to such written consent.

               4.8.4.2 in the event that subsequent to a Holders Notice of Redemption (as defined in Section 4.9.2.1 below) all of the Series D Preferred Stock requested to be redeemed shall not have been redeemed in accordance with
Section 4.9.2.1 below, the holders of the Series D Preferred Stock shall be entitled, upon giving written notice to the Corporation, voting together as a single class, to elect the number of directors which is equal to the smallest number of directors which would constitute a majority of the authorized number of directors, and the holders of Common Stock and any other class or series (other than the Series D Preferred Stock) entitled to vote generally for the election of directors, voting together as a single class shall be entitled to elect the remaining members of the Board of Directors. Such right to elect a majority of the authorized number of directors shall continue until all of the shares of Series D Preferred Stock requested to be redeemed have been so redeemed or until the holders of the Series D Preferred Stock have elected to suspend their rights hereunder (which rights may be later reasserted) (in which the holders of the Series D Preferred Stock shall be entitled to adjustment of the Series D Conversion Price as set forth in Section 4.7.4.4(c)

               4.8.4.3 The Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock.

                    (a) amend the Corporation's Articles of Incorporation or Bylaws if such action would have an adverse effect on the rights, preferences or privileges of the Series D Preferred Stock;

                    (b) create, authorize or file any certificate of determination with respect to, any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference equal to or over the Series D Preferred Stock with respect to voting, dividends, redemption or upon merger, consolidation or liquidation;

                    (c) pay or declare any dividend or distribution on shares of Common Stock or Preferred Stock, or purchase, redeem or otherwise acquire any of the Common Stock or Preferred Stock of this Corporation; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or Preferred Stock from directors, officers, consultants, vendors or employees of, or others with important business relationships with, this Corporation or any subsidiary pursuant to agreements approved by this Corporation's Board of Directors under which this Corporation has a right of first refusal with respect to such shares or the option or obligation to repurchase such shares upon the occurrence of certain events, including the termination of employment or services.

     4.9  REDEMPTION.

          4.9.1 SERIES A, SERIES A-2, SERIES B AND SERIES C PREFERRED STOCK. Series A, Series A-2, Series B and Series C Preferred Stock are not subject to redemption.

          4.9.2     SERIES D PREFERRED STOCK.

               4.9.2.1 REDEMPTION AS REMEDY FOR BREACH OF COVENANT. In the event the Corporation breaches its covenant to complete a Qualified Public Offering (as defined in Section 4.7.2 below) as set forth in Section 2.5(i) of that certain Investor Rights Agreement with the initial purchaser of Series D Preferred Stock, upon the written request of the holders of at least fifty percent (50%) of the Series D Preferred Stock then outstanding (voting together as a single class) each holder of Series D Preferred Stock may at its option require the Corporation to redeem all of the Series D Preferred Stock held by it by delivery of a written notice to the Corporation requesting such redemption and specifying the number of shares to be redeemed (the "Holders Redemption Notice"). The rights of holders of the Series D Preferred Stock to request redemption pursuant to this Section 4.9.2.1 may be exercised one time only and may not be exercised until at least 21 months after the Original Issue Date, as defined in Section 4.7.4. After the receipt of a Holders Redemption Notice (the "Date of Receipt"), the Corporation shall deliver written notice to all other holders of Series D Preferred Stock informing each such holder of (1) the receipt of such Holders Redemption Notice, (2) the Date of Receipt, (3) the number of shares of Series D Preferred Stock requested to be redeemed in the Holders Redemption Notice, and (4) the total number of shares of Series D Preferred Stock outstanding as of the Date of Receipt. Any such other holder desiring to have all of its Series D Preferred Stock redeemed by the Corporation in accordance with the above schedule shall have until thirty (30) days after receipt of such written notice (the "Exercise Period") in which to notify the Corporation. The Corporation first shall redeem all the shares of Series D Preferred Stock so requested to be redeemed at a redemption price equal to the Series D Liquidation Preference (the "Redemption Price") within one hundred twenty days (120) of the receipt by the Company of the Holders Redemption Notice. The Corporation shall pay for shares redeemed hereunder by delivery of cash in the amount of the Redemption Price for the shares to be so redeemed on the respective redemption date pursuant to subsection 4.9.2.5 below. The Corporation may satisfy its obligations hereunder by arranging or causing a third party to purchase the shares of Series D Preferred Stock requested to be redeemed for a price not less than the Redemption Price.

               4.9.2.2 OPTIONAL REDEMPTION AT THE ELECTION OF THE CORPORATION. In the event the Corporation has not completed a Qualified Public Offering (as defined in Section 4.7.2 below) prior to the second anniversary of the Original Issue Date, at any time after the second anniversary of the Original Issue Date, the Corporation may request redemption of all of the Series D Preferred Stock for the Redemption Price. If the Corporation desires to redeem the Series D Preferred Stock, the Corporation shall give the holders thereof notice of such redemption, which notice shall set forth the number of shares to be redeemed and the place and date fixed for redemption, which date shall be not less than thirty (30) nor more than ninety (90) days after the date of such notice. The holders of the Series D Preferred Stock shall notify the Corporation of their election to accept or reject redemption pursuant to the Corporation's notice.

Unless holders of a majority of the Series D Preferred Stock then outstanding reject such redemption within ten (10) business days of receipt of the Corporation's notice, the Corporation shall have the right to and shall be obligated to redeem all shares of Series D Preferred Stock.

               4.9.2.3 SURRENDER OF STOCK. On or before the date fixed for redemption pursuant to subsection 4.9.2.1 or 4.9.2.2 above (the "Redemption Date"), each holder of shares of Series D Preferred Stock to be redeemed, unless the holder of Series D Preferred Stock has exercised its right to convert the shares as provided in Section 4.7 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares.

               4.9.2.4 PARTIAL REDEMPTION. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders as to the shares of Series D Preferred Stock requested to be redeemed (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series D Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date (which for purposes hereof shall constitute a default in the payment of the Redemption Price), then subject to the rights of any series of Preferred Stock which may from time to time come into existence, those funds which are legally available will be used to redeem the maximum possible number of shares of Series D Preferred Stock, with each holder of Series D Preferred Stock to receive an amount equal to the aggregate funds to be distributed multiplied by a fraction, the numerator of which is the aggregate Redemption Price of all of the shares of Series D Preferred Stock requested to be redeemed held by such holder, and the denominator of which is the aggregate Redemption Price of all shares of Series D Preferred Stock requested to be redeemed held by all holders of Series D Preferred Stock. The shares of Series D Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series D Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem, but which it has not redeemed in accordance with the foregoing provisions.

               4.9.2.5 DEPOSIT OF REDEMPTION PRICE. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares designated for redemption and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders as soon as practical on or after the Redemption Date upon receipt of notification from the Corporation that such holder has surrendered its share certificate to the Corporation pursuant to Section 4.9.2.3 above. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 4.9.2.5 for the redemption of

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shares of Series D Preferred Stock thereafter converted into shares of the
Corporation's Common Stock pursuant to Section 4.7 hereof prior to the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 4.9.2.5 remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors, in which event the Corporation shall thereafter be obligated to directly make any such payment required by this Section 4.9.

     4.10 MERGER, CONSOLIDATION

          4.10.1 At any time, in the event of (i) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's shareholders immediately prior to such transaction or series of related transactions not holding at least 50% of the voting power of the surviving or continuing entity, or (ii) a sale of all or substantially all of the assets of the Corporation, unless the Corporation's shareholders immediately prior to such sale will hold at least 50% of the voting power of the purchasing entity after such sale; then each holder of Series D Preferred Stock shall be entitled upon written request to the Corporation to receive, prior and in preference to any payment of consideration to the holders of Series A, Series A-2, Series B or Series C Preferred Stock or Common Stock, in cash or in freely marketable securities received from the acquiring corporation (or, if consented to by holders of a majority of the Series D Preferred, other securities) in such transaction, or in a combination thereof, at the closing of any such transaction, an amount per share equal to the Series D Liquidation Preference as of the date of closing of such transaction. In the event such Series D Liquidation Preference is not satisfied, then the entire amount legally available to pay such Series D Liquidation Preference shall be distributed ratably among the holders of the Series D Preferred Stock with each such holder to receive an amount equal to the aggregate assets and funds to be distributed multiplied by a fraction, the numerator of which is the aggregate liquidation preferences of all the shares of Series D Preferred Stock held by such holder and the denominator of which is the aggregate liquidation preference of all of the shares of Series D Preferred Stock then outstanding. Upon completion of the payment to the holders of Series D Preferred Stock as provided in the preceding sentence, and subject to the rights of any other Series of Preferred Stock, the remaining proceeds of such transaction (if any) shall be distributed among the holders of the capital stock of the Corporation in accordance with the Articles of Incorporation of the Corporation. Unless otherwise directed to by the holders of a majority of the outstanding shares of Series D Preferred Stock, such payments shall be made with respect to the Series D Preferred Stock by purchase of such shares of Series D Preferred Stock by the surviving corporation, entity or person or by redemption of such shares by the Corporation. Holders of Series D Preferred Stock shall receive all payments made pursuant to this Section 4.10 in cash to the extent available unless otherwise agreed.

          4.10.2 Any securities to be delivered to the holders of the Series D Preferred Stock pursuant to subsection 4.7.1 above shall be valued as follows:

               4.10.2.1 Securities not subject to investment letter or other similar restrictions on free marketability covered by 4.10.2.2 below:

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                    (a)  If traded on a securities exchange or reported on the
Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

                    (c) If there is no active public market, the value shall be the fair market value thereof, as determined in accordance with
Section 4.10.2.1.4 below.

                    (d) Fair market value shall be determined in good faith as promptly as reasonably practicable by the mutual agreement of the Board of Directors and a representative designated by the holders of a majority of the outstanding Series D Preferred Stock and Underlying Common Stock (the "Series D Representative"). If such parties are unable to reach agreement within seven
(7) days after the need for such determination arises, the Board of Directors shall appoint a nationally recognized investment banking firm acceptable to the Series D Representative (the "Appointed Firm") to make such determination. The parties shall use their best efforts to cause the Appointed Firm to resolve all disagreements as soon as practicable, but in any event within 14 days after the submission of the disputes to such Appointed Firm. The resolution of such disagreements and the determination of fair market value by the Appointed Firm shall be final and binding on the Corporation and the holders of Series D Preferred Stock. The Appointed Firm will determine the allocation of its fees and expenses in connection with its determination of fair market value based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if the Board of Directors claims that the fair market value is $1,000 less than the amount claimed by the Series D Representative, and if the Appointed Firm ultimately resolves the dispute by awarding the holders of the Series D Preferred Stock $300 of the $1,000 contested, then the fees and expenses of the Appointed Firm will be allocated 70% (ie: 700/1,000) to the holders of the Series D Preferred Stock and 30% (ie: 300/1,000) to the Corporation.

               4.10.2.2 The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in 4.10.2.1(a), 4.10.2.1(b), or 4.10.2.1(c) to reflect the approximate fair market value thereof, as reasonably determined in accordance with Section 4.10.2.1(d) above.

          4.10.3 In the event the requirements of subsection 4.10.1 are not complied with, the Corporation shall forthwith either:

               4.10.3.1 cause such closing to be postponed until such time as the requirements of subsection 4.10.1 have been complied with, or

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               4.10.3.2  cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection
4.10.4 hereof.

          4.10.4 The Corporation shall give each holder of record of Series D Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the shareholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this subsection 4.7.4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a 75% of the Series D Preferred Stock.

          4.10.5 The provisions of this subsection 4.10 are in addition to the provisions of subsection 4.8.4.3 hereof.

           ARTICLE V - BOARD OF DIRECTORS AND MEETINGS OF STOCKHOLDERS

     5.1 BOARD OF DIRECTORS. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors and elections of directors need not be by written ballot unless otherwise provided in the Bylaws. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

     5.2 MEETINGS OF STOCKHOLDERS. Meetings of the stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the Delaware Statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the Bylaws of the Corporation.

                 ARTICLE VI - LIMITATION OF DIRECTORS' LIABILITY

     A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the directors of the Corporation shall be limited

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

or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                        ARTICLE VII - AMENDMENT OF BYLAWS

     The Board of Directors of the Corporation shall have the power to make, alter, amend, change, add to or repeal the Bylaws of the Corporation."

     IN WITNESS WHEREOF, said SenDx Medical, Inc. has caused this certificate to be signed by Douglas R. Hillier, its President and Chief Executive Officer, this day of June, 1996.

                                   SenDx Medical, Inc.

                                   By:
                                        ---------------------------------------
                                        Douglas R. Hillier
                                        President and Chief Executive Officer

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